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                                                                  EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Amendment No. 3 to the Registration Statement 333-26999 of Anvil Knitwear, Inc. on Form S-4 of our report dated March 28, 1997, appearing (relating to $130,000,000, 10-7/8% Series B Senior Notes due 2007) in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Data", "Selected Historical Financial Data" and "Experts" in such Prospectus.

   Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Anvil Holdings, Inc., listed in Item 21(b). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
July 23, 1997